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                                                                      Exhibit 99

                  Heller Financial Announces Agreement to Sell
                 Its Commercial Services Unit to The CIT Group

CHICAGO, IL (October 4, 1999) Heller Financial, Inc. (NYSE: HF) announced today that it has agreed to sell its Commercial Services unit to The CIT Group (NYSE:
CIT) for approximately $560 million in cash.

     The Commercial Services unit is Heller's domestic factoring business, which, as of August 31, 1999, had total net assets of $435 million, reflecting $953 million of factored accounts receivable and $518 million of credit balances due factoring clients.

     Completion of the sale, which is subject to customary regulatory approvals, is expected to occur during the fourth quarter of 1999. The after-tax gain associated with the transaction will be determined after closing, and will ultimately include final adjustments for transactions costs, obligations to employees, and third party contracts such as facility leases and vendor contracts.

     Commercial Services provides factoring, asset-based revolving credit facilities, and accounts receivable management services to clients in the U.S. textile and apparel industries. The unit employs approximately 375 people, primarily in New York, NY and Glendale, CA.

     Heller's International Group, which includes wholly owned and joint venture factoring and asset based lending operations in more than 20 countries around the world, is unaffected by this transaction.

     "Heller has a long, rich history in the U.S. factoring business, but we believe that long-term success in this business increasingly requires substantial economies of scale, which Commercial Services will not be able to achieve through internal growth," said Heller Chairman and Chief Executive Officer Richard J. Almeida. "We believe that we can best maximize shareholder value by redeploying the capital and other resources made available from the sale of Commercial Services to accelerate our investment in Heller businesses that offer substantially greater opportunities for long-term growth and profitability. Accordingly, we do not expect this transaction to negatively impact earnings growth in the future."

     The CIT Group, Inc., is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network.

     Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $14 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, collateral- and cash flow-based financing, financing for healthcare companies and financing for commercial real
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estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.